Exhibit 10.1

New Plan Excel Realty Trust, Inc.

2006 Long-Term Out-Performance Compensation Plan

New Plan Excel Realty Trust, Inc.
2006 Long-Term Out-Performance Compensation Plan

ARTICLE 1
GENERAL

1.1                                 Background; Purpose. New Plan Excel Realty Trust, Inc. (the “Company”) maintains the New Plan Excel Realty Trust, Inc. 2003 Stock Incentive Plan (as amended, modified or supplemented from time to time, the “SIP”). Among the forms of awards contemplated by the SIP are grants of Restricted Stock and Unrestricted Stock. This 2006 Long-Term Out-Performance Compensation Plan (this “Plan”) is adopted in furtherance of the authority to make such grants, and it provides for Awards of Restricted Stock and Unrestricted Stock to certain senior executives of the Company, based on the Company’s total stockholder return over specified periods of time, either on a stand-alone basis or in comparison to that of a specified peer group. This Plan is intended to enhance the Company’s ability to retain senior executives and to motivate such senior executives to serve the Company and expend maximum effort to improve the business results and earnings of the Company. The Awards shall be subject to the terms and conditions set forth in this Plan and the right of a Participant to receive an Award under this Plan shall be evidenced by a Notification of Plan Award substantially in the form of Exhibit A attached hereto.

1.2                                 Administration. The Plan and the Awards shall be administered by the Executive Compensation and Stock Option Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) in accordance with Section 3 of the SIP.

1.3                                 Definitions. This Section 1.3 sets forth certain definitions applicable under this Plan. Capitalized terms used in this Plan without definitions in the text or in this Section 1.3 shall have the meaning given to those terms in the SIP.

“Annual New Plan Total Return” means the average annual total return on the Stock over the applicable measurement period, taking into account regular and special dividends paid on the Stock as well as appreciation in the price of the Stock (based on the Fair Market Value of the Stock as of each measurement date).

“Annual Peer Group Total Return” means, with respect to the companies listed on Exhibit B as attached to this Plan, the average of the average annual total return on the common stock of each such company (hereinafter, “Peer Stock”) over the applicable measurement period, taking into account regular and special dividends paid on the Peer Stock as well as appreciation in the price of the Peer Stock (based on the Fair Market Value of the Peer Stock as of each measurement date).

“Award” means a Participant’s receipt of an award of Restricted Stock and Unrestricted Stock in accordance with the terms of this Agreement, and prior to receipt of the award, the Participant’s right to receive such an award.

“Board” means the Board of Directors of the Company.

“Change in Control” means the occurrence of one of the events described in paragraph (i), (ii), (iii) or (iv) as follows:

(i) individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director;

(ii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that an event described in this paragraph (ii) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) the Company or any entity that is majority-owned by the Company (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned entity), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned entity, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including Executive);

(iii) the consummation of a merger, consolidation, share exchange or similar form of transaction involving the Company or any of its subsidiaries, or the sale of all or substantially all of the Company’s assets (a “Business Transaction”), unless immediately following such Business Transaction (A) more than 50% of the total voting power of the entity resulting from such Business Transaction or the entity acquiring the Company’s assets in such Business Transaction (the “Surviving Corporation”) is beneficially owned, directly or indirectly, by the Company’s shareholders immediately prior to any such Business Transaction, and (B) no person (other than the persons set forth in clauses (A), (B), or (C) of paragraph (ii) above or any tax-qualified, broad-based employee benefit plan of the Surviving Corporation or its Affiliates) beneficially owns, directly or indirectly, 30% or more of the total voting power of the Surviving Corporation; or

(iv) Board and, to the extent necessary, shareholder approval of a liquidation or dissolution of the Company, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the Company’s shareholders in substantially the same proportions as such shareholders owned the Company’s outstanding voting common equity interests immediately prior to such liquidation and such ongoing entity assumes all existing obligations of the Company to the Participant under all agreements.

“Disability” means the Participant is incapacitated due to physical or mental illness, the Participant is substantially unable to perform his or her duties for an entire period of one hundred twenty (120) days, and, within thirty (30) days after written notice of termination is given after such one hundred twenty (120) day period, the Participant is not able to return to the substantial performance of his or her duties on a full-time basis.

“Effective Date” means February 27, 2006.

“Fair Market Value” means, with respect to a share of Stock or a share of Peer Stock on any measurement date, the average of the closing price of a share of Stock or a share of Peer Stock, as applicable, on the New York Stock Exchange for each of the twenty consecutive business days immediately preceding the applicable measurement date.

“Initial Performance Period” means the period commencing on January 1, 2006 and ending on December 31, 2009.

“Out-Performance Value” means (i) with respect to the Initial Performance Period, $7 million at the Minimum Performance Threshold, and increased, but not above $12 million in total, by an amount equal to (A) $416,666 for each 25 basis points that the Annual New Plan Total Return exceeds 10% or (B) $250,000 for each 25 basis points over 110% that the Annual New Plan Total Return exceeds the Annual Peer Group Total Return, and (ii) with respect to the Supplemental Performance Period, a dollar value equal to (X) minus (Y), where (X) is the Out-Performance Value that would be produced from the application of the criteria under (i) for the Supplemental Performance Period, and (Y) is the Out-Performance Value, if any, actually produced for the Initial Performance Period. In no event shall the total Out-Performance Value for the Initial Performance Period and the Supplemental Performance Period exceed $12 million in the aggregate.

“Participant” means each Service Provider set forth in Exhibit C.

“Severance Triggering Event” means, with respect to a Participant, the termination of employment of such Participant where such termination constitutes or would have constituted either a termination by the Company without “Cause” or a termination by the Participant for “Good Reason” as determined by such Participant’s employment agreement with the Company in effect as of the Effective Date of this Plan, even if such employment agreement is no longer in effect as of the date of such Participant’s termination. Notwithstanding the preceding, for purposes of this Plan, a Change in Control shall not constitute a Severance Triggering Event and shall be governed by the provisions of this Plan dealing with Change of Control.

“Share Pool” means (i) with respect to the Initial Performance Period, the number of shares produced by applying the provisions of Section 2.1.1 and the limitation in Section 2.1.3, and (ii) with respect to the Supplemental Performance Period, the number of shares produced by applying the provisions of Section 2.1.2 and the limitation in Section 2.1.3.

“Supplemental Performance Period” means the period commencing January 1, 2006 and ending December 31, 2010.

“Valuation Date” means, with respect to a Participant, the earlier of (i) the date of consummation of a Change in Control and (ii) the date the Participant’s Service terminates on account of death, Disability or a Severance Triggering Event.

“Vesting Date” means the date on which a Participant’s Award vests in accordance with Section 3.1.

ARTICLE 2
OUT-PERFORMANCE AWARDS

2.1                                 Establishment of Share Pool.

2.1.1                        Initial Performance Period. If at the end of the Initial Performance Period the Annual New Plan Total Return is at least 10% or the Annual New Plan Total Return is at least 110% of the Annual Peer Group Total Return (in each case, a “Minimum Performance Threshold”), a Share Pool shall be established for the Initial Performance Period consisting of the total number of shares of Stock determined by dividing the Out-Performance Value by the Fair Market Value of a share of Stock on the end date of the Initial Performance Period. If both of the Minimum Performance Thresholds are achieved, establishment of the Share Pool for the Initial Performance Period shall be based on the achievement of the criteria that produces the larger Share Pool for the Initial Performance Period.

2.1.2                        Supplemental Performance Period. If at the end of the Initial Performance Period neither Minimum Performance Threshold is achieved or the Out-Performance Value achieved for the Initial Performance Period is less than $12 million, then performance shall again be measured at the end of the Supplemental Performance Period. If for the Supplemental Performance Period a Minimum Performance Threshold is achieved, a Share Pool shall be established for the Supplemental Performance Period consisting of the total number of shares of Stock determined by dividing the Out-Performance Value for the Supplemental Performance Period by the Fair Market Value of a share of Stock on the end date of the Supplemental Performance Period. If applicable, establishment of the Share Pool for the Supplemental Performance Period shall be based on achievement of the criteria that produces the larger Share Pool for the Supplemental Performance Period.

2.1.3                        Reduction of Share Pool. The number of shares of Stock allocated to the Share Pool for the Initial Performance Period under Section 2.1.1 or for the Supplemental Performance Period under Section 2.1.2 will be reduced to the extent that the number of such shares exceeds the number of shares of Stock available for issuance under the SIP.

2.2                              Awards.

2.2.1                       Initial Performance Period Awards. If a Share Pool is established as of the end of the Initial Performance Period in accordance with Section 2.1.1, then each Participant who is a Service Provider on the Grant Date shall receive an Award of Restricted Stock equal to twenty percent (20%) of the Share Pool for the Initial Performance Period; provided, however, that the Award shall not give effect to any fractional share of Stock resulting from application of the 20% Award percentage to the Share Pool. Any Award of Restricted Stock with respect to the Initial Performance Period shall have a Grant Date of December 31, 2009, and upon receipt of the Award of Restricted Stock but prior to the vesting of such Award, as provided in Section 3.1, the Participant shall be entitled to vote the shares of Restricted Stock and to receive payment of any dividends paid on the shares of Restricted Stock and shall otherwise have all rights of a shareholder of the Stock.

2.2.2                        Supplemental Performance Period Award. If a Share Pool is established as of the end of the Supplemental Performance Period in accordance with Section 2.1.2, then each Participant who is a Service Provider on the Grant Date shall receive an Award of Unrestricted Stock equal to twenty percent (20%) of the Share Pool; provided, however, that the Award shall not give effect to any fractional share of Stock resulting from application of the 20% Award percentage to the Share Pool. Any Award of Unrestricted Stock with respect to the Supplemental Performance Period shall have a Grant Date of December 31, 2010 and shall vest immediately upon receipt thereof. An Award of Unrestricted Stock pursuant to this Section 2.2.2 shall be in addition to, but not duplicative of, the Award of Restricted Stock, if any, received for the Initial Performance Period by the Participant.

2.2.3                        No New Participants; Cancellation of Rights; No Reallocation. Following the Effective Date, no new Participants shall be eligible to participate in the Plan and the allocations to the Participants as set forth herein may not be increased or decreased. In addition, to the extent that a Participant’s Award is cancelled in accordance with Article 3, such Participant’s Award shall be eliminated and shall not become available for reallocation to other Participants.

ARTICLE 3
VESTING, EMPLOYMENT TERMINATION AND CHANGE IN CONTROL

3.1                                 Vesting. An Award of Restricted Stock granted pursuant to Section 2.2.1 shall become fully vested and non-forfeitable on December 31, 2010 so long as the Participant is a Service Provider on that date, without regard to any performance over the period commencing January 1, 2010 and ending

December 31, 2010. An Award of Unrestricted Stock granted pursuant to Section 2.2.2 shall become fully vested and non-forfeitable on the Grant Date. Except as provided in Sections 3.2 or 3.3, if a Participant’s Service terminates prior to the Vesting Date, any Award of Restricted Stock shall immediately be cancelled and forfeited.

3.2                                 Termination of Employment. If a Participant’s Service terminates prior to December 31, 2010 on account of death, Disability or, after December 31, 2006 but prior to December 31, 2010, a Participant’s Service terminates on account of a Severance Triggering Event, then (i) any Award of Restricted Stock previously received pursuant to Section 2.2.1 shall immediately become fully vested and non-forfeitable as of such Valuation Date and (ii) the Participant shall receive an additional Award of Unrestricted Stock determined pursuant to Sections 2.1.2 and 2.2.2 as if the Out-Performance Value and the Share Pool were calculated on the Valuation Date as opposed to the end of the Supplemental Performance Period, after taking into account any Restricted Stock received under clause (i) of this Section 3.2.

3.3                                 Change in Control. If a Change in Control is consummated prior to December 31, 2010, then (i) any Award of Restricted Stock previously received pursuant to Section 2.2.1 shall immediately become fully vested and non-forfeitable as of such Valuation Date and (ii) the Participant shall receive an additional Award of Unrestricted Stock determined pursuant to Sections 2.1.2 and 2.2.2 as if the Out-Performance Value and the Share Pool were calculated on the Valuation Date as opposed to the end of the Supplemental Performance Period, after taking into account any Restricted Stock received under clause (i) of this Section 3.3.

ARTICLE 4
ADDITIONAL GENERAL PROVISIONS

4.1                                 Stockholder Rights. A Participant shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or the right to vote) until the shares of Restricted Stock or Unrestricted Stock, as applicable, are received pursuant to the terms of Article 2. Any forfeiture of previously granted Restricted Stock under Section 3.1 shall void all stockholder rights relating to the Restricted Stock as of the date of forfeiture.

4.2                                 Duration of Plan and Amendments.

4.2.1                        Term and Termination. The Plan shall terminate automatically upon January 1, 2011.

4.2.2                        Amendment of the Plan. The Committee may, at any time and from time to time, amend the Plan. No amendment of the Plan shall, without the consent of the Participant, impair rights or obligations of Participants under this Plan or under any Award theretofore awarded pursuant to the Plan.

4.3                                 General Provisions.

4.3.1                        Disclaimer of Rights. No provision in the Plan shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Participant under the terms of the Plan.

4.3.2                        Committee Governance. The Committee shall have the right to make equitable adjustments as it deems necessary or appropriate with respect to the Minimum Performance Thresholds used to determine a Participant’s entitlement to an Award pursuant to the Plan to take into account any transaction by the Company or companies listed on Exhibit B, such as a merger, consolidation, acquisition, reorganization, reclassification, stock split, stock dividend, distribution (other than regular dividends) or other similar transactions, including a going private transaction. The reasonable determinations of the Committee shall be final, binding and conclusive.

4.3.3                        Deferral of Awards. Subject to the terms of the New Plan Excel Realty Trust, Inc. Deferred Compensation Plan (as amended, or any successor thereto), a Participant may elect to defer all or a portion of any Award under this Plan in accordance with the terms of such deferred compensation plan.

4.3.4                        Restrictive Legends. The stock certificates evidencing an Award of Restricted Stock or Unrestricted Stock shall contain any restrictive or other legends that the Committee determines to be necessary and appropriate.

4.3.5                        Nonexclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations upon the right and authority of the Board or the Committee to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board or Compensation Committee in its discretion determines desirable.

4.3.6                        Withholding Taxes. The Company shall have the right to deduct from payments of any kind otherwise due to a Participant any Federal, state, or local taxes of any kind required by law to be withheld with respect to an Award. At the time an Award vests, the Participant shall pay to the Company any amount that the Company may reasonably determine to be necessary to satisfy such withholding obligation, or, in the sole discretion of the Committee, may request that Stock be withheld in an amount sufficient to cover the minimum withholding obligation based on the then fair market value (as defined under the SIP) of such Stock. The Company may withhold an Award (or require its transfer agent to withhold issuance of the stock certificate) until taxes have been satisfied.

4.3.7                        Incorporation of SIP. The provisions of the SIP are hereby incorporated by reference as if set forth in this Plan.

4.3.8                        Captions. The use of captions in this Plan is for the convenience of reference only and shall not affect the meaning of any provision of the Plan.

4.3.9                        Number And Gender. With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

4.3.10                  Severability. If any provision of the Plan shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

4.3.11                  Governing Law. The validity and construction of this Plan and the instruments evidencing the Award hereunder shall be governed by the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

ARTICLE 5
EXECUTION

To reflect the adoption of the Plan as of the Effective Date, the Company has caused its authorized officer to execute the Plan.

NEW PLAN EXCEL REALTY TRUST, INC.

By:	/s/ Glenn J. Rufrano
Title:	Chief Executive Officer

Exhibit A

Notification of Plan Award

[LETTERHEAD OF NEW PLAN EXCEL REALTY TRUST, INC.]

                    , 2006

Dear [     ]:

In consideration of your dedicated service to New Plan Excel Realty Trust, Inc. (the “Company”), we are pleased to announce that you have been granted an Award under the Company’s 2006 Long-Term Out-Performance Compensation Plan (“Plan”) which consists of the right to receive an award of Restricted Stock and Unrestricted Stock (each an “Award”). The Plan permits you to receive an award of restricted and/or unrestricted common stock of the Company based upon the achievement over specified periods of time of certain minimum performance thresholds related to total stockholder return, either on a stand-alone basis or in comparison to a specified peer group. The Plan document, a copy of which is attached to this letter, sets forth your rights with respect to the Award. Your Award percentage under the Plan is 20%.

Please acknowledge the receipt of this letter by signing in the space provided below and return the signed letter to the attention of Steven Siegel.

NEW PLAN EXCEL REALTY TRUST, INC.

Name:
Title:

EXECUTIVE

Date

A-1

Exhibit B

Peer Group Companies

Developers Diversified Realty Corporation
Federal Realty Investment Trust
Kimco Realty Corporation
Pan Pacific Retail Properties Inc.
Regency Centers Corporation
Weingarten Realty Investors

B-1

Exhibit C

Participants

Dean R. Bernstein
Leonard I. Brumberg
Michael A. Carroll
John B. Roche
Steven F. Siegel